Exhibit 99.1

The Metals Company Provides Q3 Corporate Update

NEW YORK, Nov. 14, 2022 (Updated) — TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today provided a corporate update and financial results for the third quarter ending September 30, 2022.

Financial Highlights

•	Net loss of $27.9 million and loss per share of $0.12 for the quarter ended September 30, 2022.
•	Total cash on hand of approximately $66.9 million at September 30, 2022.
•	The Company believes that existing cash will be sufficient to fund operations for at least the next twelve months, past the July 2023 date targeted by the International Seabed Authority (ISA) as the date for the final adoption of the exploitation regulations for the industry.

Gerard Barron, TMC Chairman and CEO, commented: “It’s been a quarter filled with historic achievements for TMC, NORI, and our strategic partner, Allseas. Following the ISA’s recommendation to begin pilot nodule collection trials on the NORI-D exploration area in the Clarion Clipperton Zone (CCZ), Allseas commissioned an integrated pilot collection system from the surface production vessel Hidden Gem and we celebrated the first integrated collection and lift of polymetallic nodules in the CCZ since the 1970s. Over the following weeks, Allseas carried out a comprehensive test program driving the pilot collector for over 80 km, collecting 4,500 tonnes of nodules and lifting over 3,000 tonnes to the surface. Critically, this test is a single most important milestone in terms of generating environmental impact data. Before this pilot trial began, 16 offshore campaigns were executed in the NORI area to collect environmental baseline data. During the pilot trials a multidisciplinary team of independent researchers, scientists and contractors were monitoring the environmental impacts of the trials and they will remain onsite until the end of the year to survey the post-trials environment. We look forward to completing this large-scale environmental data collection effort and sharing the data with the global community. I would also like to highlight the important work done in Kingston, Jamaica, where the ISA and its member states continued to make progress on the development of a regulatory framework for the responsible collection of polymetallic nodules. Despite roughly 10 out of 167 ISA Member States calling for a pause on the industry, the vast majority of statements from member states last week expressed continued support for negotiating the draft exploitation regulations in good faith.”

Operational Highlights

•	Pilot Collection System Trials and Monitoring Campaign:
•	NORI Receives ISA Recommendation to Commence Trials: In September, we announced that the International Seabed Authority (ISA) had completed its review of the Environmental Impact Statement (EIS) and Environmental Monitoring and Management Plan (EMMP) submitted by our subsidiary, NORI, and recommended that it proceed with its forthcoming collector test and monitoring campaign. The conclusion of the ISA’s review process allowed NORI to proceed with its planned integrated pilot collection system trials in its NORI-D exploration contract area in the CCZ of the Pacific Ocean.

•	NORI Collector Test Monitoring: In October, we announced that a multidisciplinary team of independent scientists from leading research institutions around the world and industry-leading contractors commenced the next phase of an extensive environmental baseline and impact monitoring campaign in preparation for NORI’s ongoing pilot nodule collection system trials in NORI Area D area of the CCZ. Scientists aboard a dedicated monitoring vessel conducted pre-disturbance monitoring studies on a sub-section of the NORI Area D to establish an environmental baseline before NORI’s offshore strategic partner, Allseas, began the integrated collection system test.
•	First Nodules Collected from Seafloor in Historic Trials: In October, we announced the successful collection by Allseas of an initial batch of seafloor polymetallic nodules lifted via riser system to the surface production vessel in what represents the first integrated collection system test conducted in the CCZ since the 1970s. The dedicated team of 130 crew and engineers aboard the Hidden Gem commenced initial nodule collection runs, driving the pilot collector 147 meters in one hour on a pre-determined path and collecting 14 tonnes of nodules, while expert industry contractors and independent scientists continued their complex monitoring program to assess the environmental impacts of the collector system trials using an array of over 50 subsea sensors and monitoring stations.
•	Successful Conclusion of Integrated Pilot Collection System Trial: In November, we announced the conclusion of the NORI’s integrated system trial in the NORI-D area in the Clarion Clipperton Zone (CCZ). Pilot collector vehicle drove a distance of over 80 km on the seafloor, collecting approximately 4,500 tonnes of seafloor polymetallic nodules and lifting over 3,000 tonnes of nodules up a 4.3-km riser system to the surface production vessel, Hidden Gem. The Allseas-designed and tested pilot nodule collection system — which will be scaled to include additional collector heads and a wider diameter riser pipe in preparation for NORI’s Project Zero — achieved a maximum sustained production rate of 86.4 tons per hour.

•	New NORI Project Director: In October, we announced the appointment of Grant Lindner as Project Director for NORI, as we look to commercialize our first polymetallic nodule project in the NORI Area D. Grant has delivered over $26 billion in project value during his 25-year career at Bechtel Group and BHP, holding senior executive roles for large-scale mining, smelter and refinery, material handling and marine projects. He will play a key role in advancing all areas of the NORI Area D project including the submission of the Environmental Impact Assessment and exploitation application to the ISA, and the safe delivery of offshore and onshore development plans. TMC also announced that CDO Anthony O’Sullivan had resigned as of 14 October 2022 for personal and health reasons, though he will remain in the position through a twelve-month transition period.
•	Innovative Agreement with UAW: In September, we announced that we had entered into a labor neutrality agreement with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) to bolster the critical mineral supply chain and which we believe lays the groundwork for sustainable production of electric car batteries while also creates a path to potential job growth in the United States.
•	Board and committee changes: In October, we announced that Andrew C. Greig had been appointed to its Board as an Independent Director. Andy joined the Board as a director on 29 September 2022 and replaced outgoing director Gina Stryker. Andy brings extensive experience working on international construction projects in the mining sector during a 35-year career at leading engineering, procurement and construction company, Bechtel Group. On November 10, 2022, Mr. Greig was appointed to the Compensation Committee and on November 11, 2022, he was appointed as Lead Independent Director, replacing Andrew Hall. Mr. Hall will remain on the Board of Directors, including as a member of the Audit Committee. Also in October, Ms Sheila Khama was appointed to the Audit Committee.

Industry Update

o	27th Session (Part III) of the International Seabed Authority (ISA): The ISA continues to work to finalize regulations regarding exploitation of deep-sea minerals. An ISA working session took place from 31 October to 11 November 2022 in person in Kingston, Jamaica where the regulator continued its development of the exploitation regulations and committed to continue work on the regulations inter-sessionally. The ISA Council is expected to meet in March 2023 and July 2023, along with intersessional working groups in order to complete their drafting of the exploitation regulations.
o	New MIT/Scripps plume study finds 92-98% of seafloor plume remains less than 2m above seafloor: In September, a new peer-reviewed study was published by researchers at MIT and Scripps Institute of Oceanography based on actual field trials by the ISA contractor GSR (Belgium). The study found that, on flat terrain, 92-98% of sediment was deposited locally and remained in suspension below 2m.

Financial Results Overview

At September 30, 2022, TMC held cash of $66.9 million and held no debt.

TMC reported a net loss for the third quarter of 2022 of $27.9 million, or $0.12 per share, compared to TMC’s net loss of $36.6 million, or $0.18 per share, for the third quarter of 2021. The net loss for the third quarter of 2022 included exploration and evaluation expenses of $22.7 million (Q3 2021: $23.8 million), general and administrative expenses of $5.9 million (Q3 2021: $13.3 million), partially offset by a decrease in the value of our warrants of $0.4 million. Exploration and evaluation expenses decreased in the third quarter of 2022 compared to the same period in 2021, as a result of a decrease in offshore environmental campaign activity following the completion of NORI Area D environmental baseline campaigns in the fourth quarter of 2021, a decrease in share-based compensation which was offset by an increase in the expenses incurred on the trials of the pilot mining test system, in support of NORI’s expected application to the ISA for an exploitation contract. General and administrative expenses decreased in the third quarter of 2022 compared to the third quarter of 2021, reflecting a reduction in share-based compensation, and a reduction in consulting, communication and advertising costs expenses, as these expenses were higher in the 2021 period related to the business combination and listing of the Company on NASDAQ. The decreased costs in the third quarter of 2022 was partially offset by higher personnel, legal and other expenses associated with being a public company.

Conference Call

TMC will hold a conference call tomorrow at 4:30 p.m. ET to provide an update on recent corporate developments, third quarter financial results and upcoming milestones.

Third Quarter 2022 Conference Call Details

Date:	Tuesday, November 15 2022

Time:	4:30 p.m. ET

Audio-only Dial-in:	Register Here

Virtual webcast with slides:	Register Here

Please register with the links above at least ten minutes prior to the conference call. The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

About The Metals Company

The Metals Company is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the clean energy transition with the least possible negative environmental and social impact and (2) accelerate the transition to a circular metal economy. The Company through its subsidiaries holds exploration and commercial rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati and the Kingdom of Tonga.

More information is available at www.metals.co.

More Info

Media | media@metals.co
Investors | investors@metals.co

Forward Looking Statements

Certain statements made in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including related to TMC’s current expectations and projections relating to its financial condition and business outlook, how long TMC’s cash will fund operations, and TMC’s system tests, including the timing thereof and the timing and content of environmental and operational assessments. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside TMC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: TMC’s strategies and future financial performance, including its future business plans or objectives; TMC’s ability to submit an application for and obtain exploitation contracts for its areas in the CCZ from the ISA; regulatory uncertainties and the impact of government regulation and political instability on TMC’s resource activities; changes to any of the laws, rules, regulations or policies to which TMC is subject; the impact of extensive and costly environmental requirements on TMC’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the CCZ and recovery rates of impacted ecosystems; TMC’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that TMC may recover; risks associated with collective, development and processing operations, including with respect to the proposed plant in India and Allseas’ expected development efforts; fluctuations in transportation costs; fluctuations in metals prices; testing and manufacturing of equipment; risks associated with TMC’s limited operating history; the impact of the COVID-19 pandemic; risks associated with TMC’s intellectual property; and other risks and uncertainties, including those under Item 1A “Risk Factors” in TMC’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by TMC with the Securities and Exchange Commission (“SEC”) on March 25, 2022, and in TMC’s other future filings with the SEC, including TMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed by TMC with the SEC on August 15, 2022 and TMC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 when filed with the SEC. TMC cautions that the foregoing list of factors is not exclusive. TMC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TMC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except as required by law.

FINANCIAL INFORMATION

TMC the metals company Inc.

Condensed Consolidated Balance Sheets

(in thousands of US Dollars, except share amounts)

(Unaudited)

	As at September 30, 2022	As at December 31, 2021
ASSETS
Current
Cash	$66,872	$84,873
Receivables and prepayments	5,037	3,686
	71,909	88,559
Non-current
Exploration contracts	43,150	43,150
Equipment	2,098	1,416
	45,248	44,566

TOTAL ASSETS	$117,157	$133,125

LIABILITIES
Current
Accounts payable and accrued liabilities	25,188	26,573
	25,188	26,573
Non-current
Deferred tax liability	10,675	10,675
Warrants liability	2,234	3,126
TOTAL LIABILITIES	$38,097	$40,374

EQUITY
Common shares (unlimited shares, no par value – issued: 265,529,989 (December 31, 2021 – 225,432,493))	328,911	296,051
Class A - J Special Shares	-	-
Additional paid in capital	116,917	102,073
Accumulated other comprehensive loss	(1,216)	(1,216)
Deficit	(365,552)	(304,157)
TOTAL EQUITY	79,060	92,751

TOTAL LIABILITIES AND EQUITY	$117,157	$133,125

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (in thousands of US Dollars, except share and per share amounts) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Operating expenses
Exploration and evaluation expenses	$22,663	$23,848	$40,340	$80,181
General and administrative expenses	5,944	13,334	22,502	41,138
Operating loss	28,607	37,182	62,842	121,319

Other items
Change in fair value of warrant liability	(350)	(878)	(892)	(878)
Foreign exchange loss (gain)	(11)	5	(11)	57
Interest expense (income)	(352)	342	(544)	1,003

Loss and comprehensive loss for the period	$27,894	$36,651	$61,395	$121,501

Loss per share
- Basic and diluted	$0.12	$0.18	$0.27	$0.61

Weighted average number of common shares outstanding – basic and diluted	239,740,984	205,248,258	231,028,587	198,092,309

TMC the metals company Inc.
Condensed Consolidated Statements of Changes in Equity (in thousands of US Dollars, except share amounts) (Unaudited)

	Common Shares		Preferred	Special	Additional Paid in	Accumulated Other Comprehensive
Three months ended September 30, 2022	Shares	Amount	Shares	Shares	Capital	Loss	Deficit	Total
June 30, 2022	227,158,455	$299,056	$-	$-	$113,487	$(1,216)	$(337,658)	$73,669
Issuance of shares under PIPE financing - net proceeds	38,266,180	29,668	-	-	-	-	-	29,668
Exercise of stock options	100,000	120	-	-	(56)	-	-	64
Conversion of restricted share units, net of shares withheld for taxes	5,354	67	-	-	(67)	-	-	-
Share-based compensation	-	-	-	-	3,553	-	-	3,553
Loss for the period	-	-	-	-	-	-	(27,894)	(27,894)
September 30, 2022	265,529,989	$328,911	$-	$-	$116,917	$(1,216)	$(365,552)	$79,060

	Common Shares				Additional	Accumulated Other
Three months ended September 30, 2021	Shares	Amount	Preferred Shares	Special Shares	Paid in Capital	Comprehensive Loss	Deficit	Total
June 30, 2021	197,794,399	$188,901	$550	$-	$72,541	$(1,216)	$(247,708)	$13,068
Exercise of stock options	2,321,967	6,039	-	-	(4,366)	-	-	1,673
Share-based compensation	-	-	-	-	9,508	-	-	9,508
Conversion of debenture	3,068,672	26,503						26,503
Common shares issued for services	180,485	1,248	-	-	-	-	-	1,248
Net equity from Business Combination		60,987			30,339			91,326
Conversion of preferred shares to common shares	509,458	550	(550)	-	-			-
Loss for the period	-	-	-	-	-	-	(36,651)	(36,651)
September 30, 2021	203,874,981	$284,228	$-	$-	$108,022	$(1,216)	$(284,359)	$106,675

TMC the metals company Inc.
Condensed Consolidated Statements of Changes in Equity (in thousands of US Dollars, except share amounts) (Unaudited)

	Common Shares		Preferred	Special	Additional Paid in	Accumulated Other Comprehensive
Nine months ended September 30, 2022	Shares	Amount	Shares	Shares	Capital	Loss	Deficit	Total
December 31, 2021	225,432,493	$296,051	$-	$-	$102,073	$(1,216)	$(304,157)	$92,751
Issuance of shares under PIPE financing - net proceeds	38,266,180	29,668	-	-	-	-	-	29,668
Exercise of stock options	118,461	142	-	-	(66)	-	-	76
Conversion of restricted share units, net of shares withheld for taxes	1,670,429	2,984	-	-	(3,062)	-	-	(78)
Share purchase under Employee Share Purchase Plan	42,426	66	-	-	(10)	-	-	56
Share-based compensation	-	-	-	-	17,982	-	-	17,982
Loss for the period	-	-	-	-	-	-	(61,395)	(61,395)
September 30, 2022	265,529,989	$328,911	$-	$-	$116,917	$(1,216)	$(365,552)	$79,060

	Common Shares				Additional	Accumulated Other
Nine months ended September 30, 2021	Shares	Amount	Preferred Shares	Special Shares	Paid in Capital	Comprehensive Loss	Deficit	Total
December 31, 2020	189,493,593	$154,431	$550	$-	$45,347	$(1,216)	$(162,858)	$36,254
Exercise of stock options	6,312,902	14,297	-	-	(10,061)	-	-	4,236
Common shares to be issued for exploration and evaluation expenses	4,245,031	25,664	-	-	(12,879)	-	-	12,785
Share-based compensation	-	-	-	-	55,276	-	-	55,276
Common shares issued for services	187,432	1,296	-	-	-	-	-	1,296
Net equity from Business Combination		60,987	-	-	30,339	-	-	91,326
Conversion of debentures	3,126,565	27,003	-	-	-	-	-	27,003
Conversion of preferred shares to common shares	509,458	550	(550)	-	-	-	-	-
Loss for the period	-	-	-	-	-	-	(121,501)	(121,501)
September 30, 2021	203,874,981	$284,228	$-	$-	$108,022	$(1,216)	$(284,359)	$106,675

TMC the metals company Inc.
Condensed Consolidated Statements of Cash Flows (in thousands of US Dollars) (Unaudited)

	Nine months ended September 30,	Nine months ended September 30,
	2022	2021
Cash provided by (used in)

Operating activities
Loss for the period	$(61,395)	$(121,501)
Items not affecting cash:
Amortization	299	324
Expenses settled with share-based payments	16,298	69,357
Interest on convertible debentures	-	1,003
Change in fair value of warrants liability	(892)	(878)
Unrealized foreign exchange	56	(31)
Changes in working capital:
Receivables and prepayments	(1,426)	(8)
Accounts payable and accrued liabilities	300	23,395
Net cash used in operating activities	(46,760)	(28,339)

Investing activities
Settlement of deferred acquisition costs	-	(3,440)
Acquisition of equipment	(959)	(402)
Net cash used in investing activities	(959)	(3,842)

Financing activities Proceeds from PIPE financing	30,400	-
Expenses paid for PIPE financing	(680)	-
Proceeds from employee share purchase plan	56	-
Proceeds from exercise of stock options	76	4,236
Proceeds from issuance of convertible debentures	-	26,000
Taxes withheld and paid on share-based compensation	(78)	-
Proceeds from Business Combination (net of fees and other costs)	-	104,465
Net cash provided by financing activities	29,774	134,701

(Decrease) increase in cash	(17,945)	102,520
Impact of exchange rate changes on cash	(56)	24
Cash - beginning of period	84,873	10,096
Cash - end of period	$66,872	$112,640